Exhibit 99.1

KINGSWAY SIGNS $7.9 MILLION DEFINITIVE PURCHASE AGREEMENT

TO ACQUIRE NATIONAL INSTITUTE OF CLINICAL RESEARCH, INC.

Latest acquisition under the Kingsway Search Xcelerator Program

Chicago (October 23, 2023) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the signing of a definitive agreement to purchase 95% of the shares of National Institute of Clinical Research, Inc. ("NICR"), a provider of clinical trial site management and recruitment services for nephrology, cardiometabolic, infectious diseases and gastroenterology. NICR participates in the development of innovative and life-saving therapies through its dedication to and focus on clinical research. NICR combines the use of the latest technologies, streamlined clinical operations, and extensive access to a diverse population to deliver the highest quality clinical trials for life-changing therapies.

J.T. Fitzgerald, Kingsway President and CEO, said, "We are excited to include NICR in our growing portfolio of operating companies. NICR has delivered consistent profits and impressive growth over the past several years and has a strong pipeline of clinical trials with some of the world’s largest pharmaceutical companies. The outlook for the clinical trial site management industry is quite favorable as large pharmaceutical companies are increasingly reliant upon site management organizations, or SMOs, to recruit patients, standardize operations and ensure timelines are met for the clinical trials they sponsor. Dr. Davide Zanchi, the Operator-in Residence responsible for finding and executing this transaction, has a successful career in pharma and biotech and will transition to Chief Executive Officer following the close of the transaction.  NICR will operate under the Kingsway Search Xcelerator segment.”

Dr. Sali Aswad, Founder and President of NICR, said, “We are thrilled to join the team at Kingsway. This is an excellent opportunity to partner with an organization that shares our ideals of sustainable, profitable growth. NICR is well-positioned to expand its high-quality clinical trial recruitment services both within California and nationwide. We remain committed to the development and delivery of innovative treatments for patients with unmet medical needs for the years to come.”

Dr. Davide Zanchi, CEO of NICR, said, “Over the past thirty years, NICR has developed an impressive reputation as provider of clinical trial management services to pharmaceutical, biotech, and medical companies in Southern California. I look forward to working with Dr. Aswad, Linda Aswad, and the talented team at NICR to continue to deliver the highest level of service to clients and patients and expand our portfolio to include new therapeutic areas and geographies.”

Under the terms of the definitive purchase agreement, Kingsway will acquire 95% of the shares of NICR for $7.9 million, representing a 6.9 multiple of trailing twelve month (June 30, 2023) adjusted EBITDA. NICR generated revenues of $6.6 million and adjusted EBITDA of $1.2 million for the trailing twelve months ended June 30, 2023 (financial data is unaudited).  The remaining 5% will remain with the seller.

The transaction, which is subject to certain closing conditions, is expected to close in the first quarter of 2024. Kingsway expects to fund the purchase price with a mix of cash on hand and third-party financing.

Upon closing, Kingsway expects to host a conference call to discuss the transaction.

Holland & Knight LLP served as legal counsel to Kingsway and Frost Brown Todd LLP served as legal counsel to the seller in connection with the transaction.

About NICR

NICR (www.nicresearch.com) was founded in 1991 by Dr. Sali Aswad, a professor in the Department of Urology & Medicine at USC and a world-renowned pioneer in modern Nephrology. Originally, NICR had only one clinical site running recruitment for clinical trials for nephrology. Since then, with the addition of Linda Aswad, it has expanded into many other therapeutic areas including cardiometabolic, infectious diseases and gastroenterology. NICR participates in the development of innovative and life-saving therapies through its dedication to and focus on clinical research. NICR combines the use of the latest technologies, streamlined clinical operations, and extensive access to a diverse population to deliver the highest quality clinical trials for life-changing therapies.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The Company serves the extended warranty industry through its operating subsidiaries IWS (iwsgroup.com), Penn Warranty (pennwarranty.com), Preferred Warranties (preferredwarranties.com) and Trinity Warranty Solutions (trinitywarranty.com).

The Company serves the business services industry through its operating subsidiaries CSuite (csuitefinancialpartners.com), Ravix (ravixgroup.com) and Secure Nursing Service (securenursing.com), SPI Software (spisoftware.com) and Digital Diagnostics, Inc (ddimagingusa.com).

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's 2022 Annual Report on Form 10-K and subsequent Form 10-Qs and Form 8-Ks filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its Annual Reports can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through the Company's website at www.kingsway-financial.com.

For Media Inquiries: Hayden IR James Carbonara (646) 755-7412 james@haydenir.com	For Business Development Inquiries: Kingsway Financial Services Inc. Charles Joyce (312) 766-2155 cjoyce@kingsway-financial.com